Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share, issuable pursuant to an equity line	432,003,060	0.00425	$1,836,013	$170.20

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from splits, dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (g) under the Securities Act, based on the average of the high and low prices reported for the shares of Common Stock as reported on the OTC Markets on June 10, 2022.

(3)	The Company paid a registration fee of $370.80 in connection with the original filing of the registration statement for 400,000,000 shares of common stock. The Company is paying an additional registration fee of $12.61 in connection with the additional 32,003,060 shares of common stock registered in this amended registration statement.